EXHIBIT 23.1

871 Coronado Center Drive Ste. 110

Henderson, NV 89052

702.413.6000

www.rbsmllp.com

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Marathon Patent Group, Inc. of our report dated March 23, 2020, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Marathon Patent Group, Inc., appearing in the Annual Report on Form 10-K of Marathon Patent Group, Inc. for the year ended December 31, 2019.

We also consent to the reference to our firm under the heading of “experts” in such Prospectus.

RBSM LLP

Henderson, NV

February 10, 2021

New York, NY Washington, DC San Francisco, CA Las Vegas, NV India China

Member of ANTEA International with offices worldwide